Exhibit 99.1

The Hanover Reports Fourth Quarter Net Income and

Operating Income of $4.43 and $3.02 per Diluted Share, Respectively;

Full Year Net Income and Operating Income of $9.42 and $9.32 per Diluted Share, Respectively;

Full Year Combined Ratio of 94.4%; Full Year Combined Ratio, Excluding Catastrophes, of 88.1%

WORCESTER, Mass., February 3, 2021 - The Hanover Insurance Group, Inc. (NYSE: THG) today reported net income of $164.6 million, or $4.43 per diluted share, in the fourth quarter of 2020, compared to $109.8 million, or $2.76 per diluted share, in the prior-year quarter. Operating income (1) was $112.0 million, or $3.02 per diluted share, for the fourth quarter of 2020. This compared to operating income of $80.2 million, or $2.01 per diluted share, in the prior-year quarter. The difference between net and operating income in the fourth quarter of 2020 was primarily due to the after-tax increase in the fair value of equity securities of $45.7 million, or $1.23 per fully diluted share, which is excluded from operating income.

Net income for the full year 2020 was $358.7 million, or $9.42 per diluted share. This compares to net income of $425.1 million, or $10.46 per diluted share, in the prior year. Operating income was $355.0 million, or $9.32 per diluted share, in 2020, compared to operating income of $331.6 million, or $8.16 per diluted share, in the prior year.

Fourth Quarter Highlights

•	Combined ratio of 92.4%; combined ratio, excluding catastrophes(2) of 89.4%
•	Net premiums written increase of approximately 1%*
•	Rate increases of 6.4% in core commercial lines (3) and 4.4% in Personal Lines (4)
•	Catastrophe loss ratio of 3.0%
•

Current accident year loss and loss adjustment expense (“LAE”) ratio, excluding catastrophes(5), of 57.8%, continued to benefit from favorable loss frequency, particularly in auto, and mix and underwriting improvement in other commercial lines (“OCL”)

•	Net investment income of $70.2 million, down 3.4% from the prior-year quarter, driven by lower new money yields
•	Book value per share of $87.96, up 4.3% from September 30, 2020 and up 15.8% from December 31, 2019, primarily driven by net income and increases in the fair value of fixed income securities
•

The $100 million accelerated share repurchase (“ASR”) agreement announced on October 27, 2020 was completed on January 29, with approximately 887,000 shares repurchased, including approximately 45,000 shares delivered at termination.

(1)	See information about this and other non-GAAP measures and definitions used throughout this press release on the final pages of this document.

The Hanover Insurance Group, Inc. may also be referred to as “The Hanover” or “the Company” interchangeably throughout this press release.

*Unless otherwise stated, net premiums written growth and other growth comparisons are to the same period of the prior year

“In a year marked by a global pandemic and the related economic recession, very active weather and social unrest, we delivered outstanding results, rising to the occasion, posting record operating earnings and generating an operating return on equity(6) of 16.2% in the fourth quarter and 13.1% for the full year,” said John C. Roche, president and chief executive officer at The Hanover.

“We are greatly encouraged by the positive underlying growth trends across our business, with fourth quarter rate increases of 6.4% in core commercial and 8.9% in specialty lines, as well as a rebound in customers’ exposure bases. We continue to be intently focused on providing our agent partners and customers the high-quality insurance solutions and the pricing consistency they expect and deserve.

“Our performance in 2020 reflects the strength of our company, effectiveness of our strategy and versatility of our business model. We begin 2021 with a building growth momentum, an experienced team, a broad and innovative portfolio of products and services, and an unmatched distribution capability, exceptionally well-positioned to take advantage of the opportunities ahead,” he concluded.

“We delivered excellent underwriting results during the year, reporting an all-in combined ratio of 94.4% and 88.1% excluding catastrophes, due in part to an improved mix, favorable development, as well as loss frequency benefits, primarily in our auto lines,” said Jeffrey M. Farber, executive vice president and chief financial officer. “Our profitability was broad-based, with each of our business segments delivering target profitability, underscoring the diversification and resiliency of our businesses. Although 2020 was a particularly active catastrophe year, our full-year catastrophe losses were appreciably lower than industry averages, reflecting the effectiveness of our prior underwriting actions and prudent risk management practices. We also achieved our cost management and efficiency targets in 2020, identifying areas of permanent expense savings, and providing a clear line of sight to a 30-basis-point improvement in our expense ratio for 2021. In addition, we continued to be great stewards of our capital, returning approximately $312 million to shareholders through share repurchases and dividends during the year, and growing book value per share by nearly 16% to a record level of $87.96. We start the new year in an excellent financial position, backed by a strong balance sheet, ample liquidity and a high-quality investment portfolio.”

	Three months ended		Year ended
	December 31		December 31
($ in millions, except per share data)	2020	2019	2020	2019
Net premiums written	$1,112.1	$1,103.0	$4,598.5	$4,581.7
Net income	164.6	109.8	358.7	425.1
per diluted share	4.43	2.76	9.42	10.46
Operating income	112.0	80.2	355.0	331.6
per diluted share	3.02	2.01	9.32	8.16
Net investment income	70.2	72.7	265.1	281.3
Book value per share	$87.96	$75.94	$87.96	$75.94
Ending shares outstanding (in millions)	36.4	38.4	36.4	38.4
Combined ratio	92.4%	96.2%	94.4%	95.6%
Prior year development ratio	(0.5)%	(0.1)%	(0.3)%	-
Catastrophe ratio	3.0%	3.1%	6.3%	3.8%
Combined ratio, excluding catastrophes	89.4%	93.1%	88.1%	91.8%
Current accident year combined ratio, excluding catastrophes(2)	89.9%	93.2%	88.4%	91.8%

Fourth Quarter Operating Highlights

Commercial Lines

Commercial Lines operating income before taxes was $103.2 million in the fourth quarter of 2020, compared to $73.0 million in the fourth quarter of 2019. The Commercial Lines combined ratio was 91.5%, compared to 96.1% in the prior-year quarter. Catastrophe losses in the fourth quarter of 2020 were $10.0 million, or 1.5 points of the combined ratio. This compared to catastrophe losses of $27.8 million, or 4.1 points of the combined ratio, in the prior-year quarter.

Fourth quarter 2020 results included $6.3 million, or 0.9 points, of net favorable prior-year reserve development, driven primarily by continued favorability in workers’ compensation, partially offset by unfavorable development in commercial auto. This compared to net favorable prior-year reserve development of $11.6 million, or 1.7 points, in the fourth quarter of 2019.

Commercial Lines current accident year combined ratio, excluding catastrophes, decreased 2.8 points to 90.9% in the fourth quarter of 2020, from 93.7% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, decreased by 3.1 points to 56.3%, driven primarily by improved underwriting, mix and fewer large losses in OCL, as compared to elevated property losses in the prior-year quarter, as well as lower loss frequency in commercial auto.

The expense ratio(7) increased 0.3 points to 34.6% in the fourth quarter of 2020, primarily attributable to higher performance-based compensation driven by the strong operating results.

Net premiums written were $650.1 million in the quarter, up 1.8% from the prior-year quarter, driven by rate increases. Core commercial average base rate increased 6.4% for the fourth quarter, while pricing(3) increases averaged 6.7%.

The following table summarizes premiums and the components of the combined ratio for Commercial Lines:

	Three months ended		Year ended
	December 31		December 31
($ in millions)	2020	2019	2020	2019
Net premiums written	$650.1	$638.7	$2,733.1	$2,707.2
Net premiums earned	683.7	679.5	2,683.3	2,654.2
Operating income before taxes	103.2	73.0	275.4	300.1
Loss and LAE ratio	56.9%	61.8%	61.4%	60.6%
Expense ratio	34.6%	34.3%	34.4%	34.6%
Combined ratio	91.5%	96.1%	95.8%	95.2%
Prior-year development ratio	(0.9)%	(1.7)%	(0.7)%	(1.1)%
Catastrophe ratio	1.5%	4.1%	4.9%	3.1%
Combined ratio, excluding catastrophes	90.0%	92.0%	90.9%	92.1%
Current accident year combined ratio, excluding catastrophes	90.9%	93.7%	91.6%	93.2%

Personal Lines

Personal Lines operating income before taxes was $50.8 million in the fourth quarter of 2020, compared to $36.2 million in the fourth quarter of 2019. The Personal Lines combined ratio was 93.4%, compared to 96.5% in the prior-year quarter. Catastrophe losses in the fourth quarter of 2020 were $25.1 million, or 5.3 points of the combined ratio, compared to $7.3 million, or 1.6 points of the combined ratio, in the prior-year quarter.

Fourth quarter 2020 prior-year reserve development had no net impact on results, compared to net unfavorable prior-year reserve development of $10.2 million, or 2.2 points, in the fourth quarter of 2019.

Personal Lines current accident year combined ratio, excluding catastrophe losses, decreased by 4.6 points to 88.1% in the quarter, from 92.7% in the prior-year quarter. The current accident year loss and LAE ratio, excluding catastrophes, decreased by 5.8 points to 59.7%, driven primarily by favorable loss frequency in the auto line.

The expense ratio increased by 1.2 points to 28.4% in the fourth quarter of 2020, primarily attributable to higher performance-based compensation driven by the strong operating results.

Net premiums written were $462.0 million in the quarter, down 0.5% from the prior-year quarter, driven by lower new business and retention. Personal Lines average rate increases in the fourth quarter of 2020 were 4.4%.

The following table summarizes premiums and components of the combined ratio for Personal Lines:

	Three months ended		Year ended
	December 31		December 31
($ in millions)	2020	2019	2020	2019
Net premiums written	$462.0	$464.3	$1,865.4	$1,874.5
Net premiums earned	470.3	464.8	1,844.1	1,820.3
Operating income before taxes	50.8	36.2	212.5	144.9
Loss and LAE ratio	65.0%	69.3%	64.7%	68.9%
Expense ratio	28.4%	27.2%	27.7%	27.4%
Combined ratio	93.4%	96.5%	92.4%	96.3%
Prior-year development ratio	-	2.2%	-	1.5%
Catastrophe ratio	5.3%	1.6%	8.4%	4.7%
Combined ratio, excluding catastrophes	88.1%	94.9%	84.0%	91.6%
Current accident year combined ratio, excluding catastrophes	88.1%	92.7%	84.0%	90.1%

Full Year 2020 Operating Highlights

Operating income before income taxes and interest expense was $484.7 million for the full year of 2020, with a combined ratio of 94.4%. In 2019, operating income before income taxes and interest expense was $453.6 million, with a combined ratio of 95.6%.

Catastrophe losses were $286.7 million, or 6.3 points of the combined ratio in 2020, compared to $169.3 million, or 3.8 points, in the prior year. Net favorable prior-year reserve development, excluding catastrophes, was $15.5 million, or 0.3 points in 2020. For 2019, prior-year development, excluding catastrophes, was immaterial overall, with offsetting increases and decreases among lines.

The current accident year combined ratio, excluding catastrophe losses, was 88.4% in 2020, compared to 91.8% in 2019, driven by a decrease in the current accident year loss and LAE ratio, primarily due to favorable loss frequency, particularly in auto lines.

Commercial Lines operating income before taxes was $275.4 million in 2020, which included $132.2 million, or 4.9 points, of catastrophe losses, and $19.0 million, or 0.7 points, of net favorable prior-year reserve development. In 2019, Commercial Lines operating income before taxes was $300.1 million, which included $83.2 million, or 3.1 points, of catastrophe losses, and $28.7 million, or 1.1 points, of net favorable prior-year reserve development. The Commercial Lines current accident year combined ratio, excluding catastrophe losses, was 91.6%, compared to 93.2% in the prior year, driven by a decrease in the current accident year loss and LAE ratio. The loss and LAE ratio decrease was primarily driven by improved underwriting, mix and fewer large losses in OCL, as well as lower loss frequency in commercial auto, partially offset by increased large property loss activity in commercial multiple peril (“CMP”).

Personal Lines operating income before taxes was $212.5 million, which included $154.5 million, or 8.4 points, of catastrophe losses. Prior-year reserve development was immaterial in 2020. In 2019, Personal Lines operating income before taxes was $144.9 million, which included $86.1 million, or 4.7 points, of catastrophe losses, and $26.6 million, or 1.5 points of net unfavorable prior-year reserve development. The Personal Lines current accident year combined ratio, excluding catastrophes, decreased to 84.0% from 90.1% in the prior year, driven primarily by a decrease in the current accident year loss and LAE ratio in personal auto from favorable loss frequency.

Total net premiums written were $4.6 billion in 2020, up 0.4% from 2019, including Commercial Lines growth of 1.0% and a decline in Personal Lines of 0.5%, reflecting the impact of the pandemic on economic activity, business closures and other restrictions, as well as personal auto premium returns.

Investments

Net investment income was $70.2 million for the fourth quarter of 2020, compared to $72.7 million in the prior-year quarter. The decrease was driven by lower new money yields, partially offset by higher income from limited partnerships. The average pre-tax earned yield on fixed maturities was 3.15% and 3.56% for the quarters ended December 31, 2020, and 2019, respectively. Total pre-tax earned yield on the investment portfolio for the quarter ended December 31, 2020, was 3.45%, down from 3.72% in the prior-year quarter.

Net realized and unrealized investment gains recognized in earnings were $65.2 million in the fourth quarter of 2020 and $34.3 million in the fourth quarter of 2019, primarily due to changes in the fair value of equity securities.

Net investment income was $265.1 million in 2020, compared to $281.3 million in 2019. The decrease was driven by lower new money yields and lower income from limited partnerships. The average pre-tax earned yield on fixed maturities was 3.33% and 3.58% for the years ended December 31, 2020, and 2019, respectively. Total pre-tax earned yield on the investment portfolio for the year ended December 31, 2020, was 3.35%, down from 3.65% in 2019.

Net realized and unrealized investment gains were $5.0 million in 2020 compared to $109.4 million in 2019, primarily due to changes in the fair value of equity securities.

The company held $9.0 billion in cash and invested assets on December 31, 2020. Fixed maturities and cash represented approximately 85% of the investment portfolio. Approximately 96% of the company’s fixed maturity portfolio is rated investment grade. Net unrealized gains on the fixed maturity portfolio as of December 31, 2020, were $508.8 million before taxes, an increase in fair value of $20.5 million since September 30, 2020, and an increase of $273.9 million since December 31, 2019. The change in the fourth quarter was due to tighter spreads, partially offset by a slight increase in interest rates. The change in the full year was primarily due to lower prevailing interest rates.

Shareholders’ Equity and Capital Actions

On December 31, 2020, book value per share was $87.96, up 4.3% from September 30, 2020, and up 15.8% from December 31, 2019. The increase was primarily driven by net income.

As previously announced, the company entered into an ASR agreement with Wells Fargo Bank to repurchase $100 million of the company’s common stock in the fourth quarter of 2020. The agreement was completed on January 29, with approximately 887,000 shares repurchased, including approximately 45,000 shares delivered at termination. After accounting for the shares repurchased in the open market to date and the ASR agreement, the company has approximately $124 million of remaining capacity under its existing $900 million share repurchase program.

In 2020, the company returned $212.8 million to shareholders through share repurchases, including the ASR. Additionally, during the same period, the company paid $99.5 million in ordinary dividends.

Earnings Conference Call

The company will host a conference call to discuss its fourth quarter results on Thursday, February 4, at 10:00 a.m. E.T.  A PowerPoint slide presentation will accompany the prepared remarks and has been posted on The Hanover’s website.  Interested investors and others can listen to the call and access the presentation through The Hanover's website, located at www.hanover.com, in the “Investors” section. Investors may access the conference call by dialing 1-844-413-3975 in the U.S. and 1-412-317-5458 internationally. Web-cast participants should go to the website 15 minutes early to register, download and install any necessary audio software.  A re-broadcast of the conference call will be available on The Hanover’s website approximately two hours after the call.

About The Hanover

The Hanover Insurance Group, Inc. is the holding company for several property and casualty insurance companies, which together constitute one of the largest insurance businesses in the United States. The company provides exceptional insurance solutions through a select group of independent agents and brokers. Together with its agent partners, the company offers standard and specialized insurance protection for small and mid-sized businesses, as well as for homes, automobiles, and other personal items. For more information, please visit hanover.com.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley	Emily P. Trevallion
Email: olukasheva@hanover.com	Email: mibuckley@hanover.com	Email: etrevallion@hanover.com

1-508-525-6081	1-508-855-3099	1-508-855-3263

Definition of Reported Segments

Continuing operations include three operating segments: Commercial Lines, Personal Lines and Other. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial coverages such as management and professional liability, marine, Hanover Programs, monoline general liability, surety and other commercial lines. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The “Other” segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, the operations of the holding company, as well as a block of run-off voluntary property and casualty pools business in which we have not actively participated since 1995.

Financial Supplement

The Hanover's fourth quarter earnings news release and financial supplement are available in the “Investors” section of the company’s website at hanover.com.

Condensed Financial Statements and Reconciliations

The Hanover Insurance Group, Inc.
Condensed Consolidated Income Statements	Three months ended		Year ended
	December 31		December 31
($ in millions)	2020	2019	2020	2019
Revenues
Premiums earned	$1,154.0	$1,144.3	$4,527.4	$4,474.5
Net investment income	70.2	72.7	265.1	281.3
Net realized and unrealized investment gains (losses):
Net realized gains from sales and other	5.8	3.9	17.9	4.9
Net change in fair value of equity securities	57.8	31.2	13.4	106.5
Impairment recoveries (losses) on investments	1.6	(0.8)	(26.3)	(2.0)
Total net realized and unrealized investment gains	65.2	34.3	5.0	109.4
Fees and other income	7.6	6.6	29.8	25.5
Total revenues	1,297.0	1,257.9	4,827.3	4,890.7
Losses and expenses
Losses and loss adjustment expenses	695.3	742.9	2,845.2	2,865.5
Amortization of deferred acquisition costs	239.1	233.9	951.0	926.7
Interest expense	8.5	9.4	37.1	37.5
Loss from repayment of debt	-	-	6.2	-
Other operating expenses	147.1	138.3	543.0	538.9
Total losses and expenses	1,090.0	1,124.5	4,382.5	4,368.6
Income from continuing operations before income taxes	207.0	133.4	444.8	522.1
Income tax expense	41.1	23.2	82.8	91.9
Effect of new tax regulations on Chaucer gain on sale	-	-	-	1.2
Income from continuing operations	165.9	110.2	362.0	429.0
Discontinued operations (net of taxes):
Sale of Chaucer business	-	1.4	-	(1.2)
Income from Chaucer business	0.4	-	0.4	1.6
Loss from discontinued life businesses	(1.7)	(1.8)	(3.7)	(4.3)
Net income	$164.6	$109.8	$358.7	$425.1

The Hanover Insurance Group, Inc.
Condensed Consolidated Balance Sheets
	December 31	December 31
($ in millions)	2020	2019
Assets
Total investments	$8,846.1	$7,996.0
Cash and cash equivalents	120.6	215.7
Premiums and accounts receivable, net	1,339.3	1,260.4
Reinsurance recoverable on paid and unpaid losses and unearned premiums	1,874.3	1,814.0
Other assets	1,153.2	1,101.6
Assets of discontinued businesses	110.2	102.8
Total assets	$13,443.7	$12,490.5
Liabilities
Loss and loss adjustment expense reserves	$6,024.0	$5,654.4
Unearned premiums	2,482.7	2,416.7
Debt	780.8	653.4
Other liabilities	833.2	732.9
Liabilities of discontinued businesses	120.8	116.9
Total liabilities	10,241.5	9,574.3
Total shareholders’ equity	3,202.2	2,916.2
Total liabilities and shareholders’ equity	$13,443.7	$12,490.5

The following is a reconciliation from operating income to net income(8):

The Hanover Insurance Group, Inc.
	Three months ended December 31				Year ended December 31
	2020		2019		2020		2019
($ In millions, except per share data)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)	$ Amount	Per Share (Diluted)
Operating income (loss)
Commercial Lines	$103.2		$73.0		$275.4		$300.1
Personal Lines	50.8		36.2		212.5		144.9
Other	(3.7)		1.3		(3.2)		8.6
Total	150.3		110.5		484.7		453.6
Interest expense	(8.5)		(9.4)		(37.1)		(37.5)
Operating income before income taxes	141.8	$3.82	101.1	$2.53	447.6	$11.75	416.1	$10.24
Income tax expense on operating income	(29.8)	(0.80)	(20.9)	(0.52)	(92.6)	(2.43)	(84.5)	(2.08)
Operating income after income taxes	112.0	3.02	80.2	2.01	355.0	9.32	331.6	8.16
Non-operating items:
Net realized gains from sales and other	5.8	0.16	3.9	0.10	17.9	0.47	4.9	0.12
Net change in fair value of equity securities	57.8	1.56	31.2	0.78	13.4	0.35	106.5	2.62
Impairment recoveries (losses) on investments	1.6	0.04	(0.8)	(0.02)	(26.3)	(0.69)	(2.0)	(0.05)
Loss from repayment of borrowings	-	-	-	-	(6.2)	(0.16)	-	-
Other non-operating items	-	-	(2.0)	(0.04)	(1.6)	(0.05)	(3.4)	(0.08)
Income tax benefit (expense) on non-operating items	(11.3)	(0.31)	(2.3)	(0.06)	9.8	0.26	(8.6)	(0.21)
Income from continuing operations, net of taxes	165.9	4.47	110.2	2.77	362.0	9.50	429.0	10.56
Discontinued operations (net of taxes):
Sale of Chaucer business	-	-	1.4	0.03	-	-	(1.2)	(0.03)
Income from Chaucer business	0.4	0.01	-	-	0.4	0.01	1.6	0.04
Loss from discontinued life businesses	(1.7)	(0.05)	(1.8)	(0.04)	(3.7)	(0.09)	(4.3)	(0.11)
Net income	$164.6	$4.43	$109.8	$2.76	$358.7	$9.42	$425.1	$10.46
Dilutive weighted average shares outstanding		37.1		39.8		38.1		40.6

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-Looking Statements

Certain statements in this document and comments made by management may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as, but not limited to, “believes,” “anticipates,” “expects,” “may,” “projects,” “projections,” “plan,” “likely,” “potential,” “targeted,” “forecasts,” “should,” “could,” “continue,” “outlook,” “guidance,” “modeling,” “moving forward” and other similar expressions are intended to identify forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. The company cautions investors that any such forward-looking statements are estimates, beliefs, expectations and/or projections that involve significant judgement, and that historical results, trends and forward-looking statements are not guarantees and are not necessarily indicative of future performance. Actual results could differ materially from those anticipated.

These statements include, but are not limited to, the company’s statements regarding:

•

The company’s outlook and its ability to achieve components or the sum of the respective period guidance on its future results of operations including: the combined ratio, excluding or including both prior-year reserve development and/or catastrophe losses; catastrophe losses; net investment income; growth of net premiums written and/or net premiums earned in total or by line of business; expense ratio; operating return on equity; and/or the effective tax rate;

•

The impact of the COVID-19 outbreak and subsequent global pandemic (“Pandemic”) and related economic conditions on the company’s operating and financial results, including, but not limited to, the impact on the company’s investment portfolio, declining claims frequency as a result of reduced economic activity, severity from higher cost of repairs due to, among other things, supply chain disruptions, declines in premium as a result of, among other things, credits or returns to the company’s customers, lower submissions, changes in renewals and policy endorsements, public health guidance, and the impact of government orders and restrictions in the states and jurisdictions in which the company operates;

•

Uses of capital for share repurchases, special or ordinary cash dividends, business investments or growth, or otherwise, and outstanding shares in future periods as a result of various share repurchase mechanisms, capital management framework, especially in the current environment, and overall comfort with capital levels;

•

Variability of catastrophe losses due to risk concentrations, changes in weather patterns including climate change, wildfires, terrorism, civil unrest, riots or other events, as well as the complexity in estimating losses from large catastrophe events due to delayed reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses;

•

Current accident year losses and loss selections (“picks”), excluding catastrophes, and prior accident year loss reserve development patterns, particularly in complex “longer-tail” liability lines, as well as the inherent variability in short-tail property and non-catastrophe weather losses;

•

The confidence or concern that the current level of reserves is adequate and/or sufficient for future claim payments, whether due to losses that have been incurred but not reported, circumstances that delay the reporting of losses, business complexity, adverse judgments or developments with respect to case reserves, the difficulties and uncertainties inherent in projecting future losses from historical data, changes in replacement and medical costs, as well as complexities related to the Pandemic, including legislative, regulatory or judicial actions that expand the intended scope of coverages, or other factors;

•	Characterization of some business as being “more profitable” in light of inherent uncertainty of ultimate losses incurred, especially for “longer-tail” liability businesses;
•	Efforts to manage expenses, including the company’s long-term expense savings targets, while allocating capital to business investment, which is at management’s discretion;
•

Mix improvement, underwriting initiatives, coverage restrictions and pricing segmentation actions, among others, to grow businesses believed to be more profitable or reduce premiums attributable to products or lines of business believed to be less profitable; balance rate actions and retention; offset long-term and/or short-term loss trends due to increased frequency; increased “social inflation” from a more litigious environment and higher average cost of resolution, increased property replacement costs, and/or social movements;

•

The ability to generate growth in targeted segments through new agency appointments; rate increases (as a result of its market position, agency relationships or otherwise), retention improvements or new business; expansion into new geographies; new product introductions; or otherwise; and

•

Investment returns and the effect of macro-economic interest rate trends and overall security yields, including the macro-economic impact of the Pandemic and corresponding governmental initiatives taken in response, and geopolitical circumstances on new money yields and overall investment returns.

Additional Risks and Uncertainties

Investors are further cautioned and should consider the risks and uncertainties in the company’s business that may affect such estimates and future performance that are discussed in the company’s most recently filed reports on Form 10-K and Form 10-Q and other documents filed by The Hanover Insurance Group, Inc. with the Securities and Exchange Commission (“SEC”) and that are also available at www.hanover.com under “Investors.” These risks and uncertainties include, but are not limited to:

•

The severity, duration and long-term impact related to the Pandemic, including, but not limited to, decline in economic conditions, actual and possible government responses, legislative, regulatory and judicial actions, adverse impacts to the investment portfolio valuation and yield, changes in frequency and severity of claims in both Commercial and Personal Lines, customers’ abilities to pay premiums or renew existing insurance policies, impacts to distributors (including agent partners), and the possibility of additional premium adjustments, including credits and returns, for the benefit of insureds;

•

The potential for operations to be disrupted or negatively impacted due to (i) the risk of the company’s workforce, including third-party contractors, being unable to work due to illness, quarantine, limitations on travel or other government restrictions in connection with COVID-19 and the Pandemic; (ii) the company’s reliance on the functioning of business continuity plans and technology while the majority of employees work remotely for an extended period of time; and (iii) the ongoing threat of cyberattacks and vulnerabilities;

•

Changes in regulatory, legislative, economic, market and political conditions, particularly in response to COVID-19 and the Pandemic (such as legislative or regulatory actions that would retroactively require insurers to cover business interruption or other types of claims irrespective of terms, exclusions or other conditions included in the contractual terms of the policies that would otherwise preclude coverage, mandatory returns and other rate-related actions, as well as presumption legislation in regards to workers’ compensation);

•

Heightened investment market volatility, fluctuations in interest rates (which have a significant impact on the market value of the investment portfolio and thus book value), U.S. Federal Reserve actions, inflationary pressures, default rates, prolonged global market conditions and other factors that affect investment returns from the investment portfolio;

•	Adverse claims experience, including those driven by large or increased frequency of catastrophe events (including those related to terrorism, riots and civil unrest), and severe weather;
•

The uncertainty in estimating weather-related losses or the long-term impacts of the Pandemic, and the limitations and assumptions used to model other property and casualty losses (particularly with respect to products with longer-tail liability lines, such as casualty and bodily injury claims, or involving emerging issues related to losses incurred as the result of new lines of business, such as cyber or financial institutions coverage, or reinsurance contracts and reinsurance recoverables), leading to potential adverse development of loss and loss adjustment expense reserves;

•

Litigation and the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope or award “bad faith” or other non-contractual damages, and the impact of “social inflation” affecting judicial awards and settlements;

•

The ability to increase or maintain insurance rates in line with anticipated loss costs and/or governmental action, including mandates by state departments of insurance to either raise or lower rates or provide credits or return premium to insureds;

•

Investment impairments, which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value, as well as credit and interest rate risk and general financial and economic conditions;

•

Disruption of the independent agency channel, including the impact of competition and consolidation in the industry and among agents and brokers, and the degree to which agents and brokers remain operational during the Pandemic;

•	Competition, particularly from competitors who have resource and capability advantages;
•

The global macroeconomic environment, including actions taken in response to the Pandemic, inflation, global trade wars, energy market disruptions, equity price risk, and interest rate fluctuations, which, among other things, could result in reductions in market values of fixed maturities and other investments;

•

Adverse state and federal regulation, legislative and/or regulatory actions (including recent significant revisions to Michigan’s automobile personal injury protection system and related litigation, and various regulations, orders and proposed legislation related to business interruption and workers’ compensation coverages, premium grace periods and returns, and rate actions);

•	Financial ratings actions, in particular, downgrades to the company’s ratings;
•

Operational and technology risks and evolving technological and product innovation, including risks created by remote work environments, and the risk of cyber-security attacks or breaches on the company’s systems or resulting in claim payments (including from products not intended to provide cyber coverage);

•	Uncertainties in estimating indemnification liabilities recorded in conjunction with obligations undertaken in connection with the sale of various businesses and discontinued operations; and
•

The ability to collect from reinsurers, reinsurance pricing, reinsurance terms and conditions, and the performance of the run-off voluntary property and casualty pools business (including those in the Other segment or in Discontinued operations).

Investors should not place undue reliance on forward-looking statements, which speak only as of the date they are made, and should understand the risks and uncertainties inherent in or particular to the company’s business. The company does not undertake the responsibility to update or revise such forward-looking statements.

Non-GAAP Financial Measures

As discussed on page 38 of the company’s Annual Report on Form 10-K for the year ended December 31, 2019, the company uses non-GAAP financial measures as important measures of its operating performance, including operating income, operating income before interest expense and income taxes, operating income per share, and components of the combined ratio, both excluding and/or including, catastrophe losses, prior-year reserve development and the expense ratio. Management believes these non-GAAP financial measures are important indications of the company’s operating performance. The definition of other non-GAAP financial measures and terms can be found in the 2019 Annual Report on pages 67-70.

Operating income and operating income per share are non-GAAP measures. They are defined as net income excluding the after-tax impact of net realized and unrealized investment gains (losses), gains and/or losses on the repayment of debt, other non-operating items, and results from discontinued operations. Net realized and unrealized investment gains (losses), which include changes in the fair value of equity securities still held, are excluded for purposes of presenting operating income, as they are, to a certain extent, determined by interest rates, financial markets and the timing of sales. Operating income also excludes net gains and losses from disposals of businesses, gains and losses related to the repayment of debt, costs to acquire businesses, restructuring costs, the cumulative effect of accounting changes and certain other items. Operating income is the sum of the segment income from: Commercial Lines, Personal Lines, and Other, after interest expense and income taxes. In reference to one of the company’s three segments, “operating income” is the segment income before both interest expense and income taxes. The company also uses “operating income per share” (which is after both interest expense and income taxes). It is calculated by dividing operating income by the weighted average number of diluted shares of common stock. The company believes that metrics of operating income and operating income in relation to its three segments provide investors with a valuable measure of the performance of the company’s continuing businesses because they highlight the portion of net income attributable to the core operations of the business. Income from continuing operations is the most directly comparable GAAP measure for operating income (and operating income before income taxes) and measures of operating income that exclude the effects of catastrophe losses and/or reserve development should not be misconstrued as substitutes for income from continuing operations or net income determined in accordance with GAAP. A reconciliation of operating income (loss) to income from continuing operations and net income for the relevant periods is included on page 10 of this news release and in the Financial Supplement.

The company may also provide measures of operating income and combined ratios that exclude the impact of catastrophe losses (which in all respects include prior accident year catastrophe loss development). A catastrophe is a severe loss, resulting from natural or manmade events, including, but is not limited to, hurricanes, tornadoes, windstorms, earthquakes, hail, severe winter weather, fire, explosions, civil unrest and terrorism. Due to the unique characteristics of each catastrophe loss, there is an inherent inability to reasonably estimate the timing or loss amount in advance. The company believes a separate discussion excluding the effects of catastrophe losses is meaningful to understand the underlying trends and variability of earnings, loss and combined ratio results, among others.

Prior accident year reserve development, which can either be favorable or unfavorable, represents changes in the company’s estimate of costs related to claims from prior years. Calendar year loss and loss adjustment expense (“LAE”) ratios determined in accordance with GAAP, excluding prior accident year reserve development, are sometimes referred to as “accident year loss ratios.” The company believes a discussion of loss and combined ratios, excluding prior accident year reserve development, is helpful since it provides insight into both estimates of current accident year results and the accuracy of prior-year estimates.

The loss and combined ratios in accordance with GAAP are the most directly comparable GAAP measures for the loss and combined ratios calculated excluding the effects of catastrophe losses and/or reserve development. The presentation of loss and combined ratios calculated excluding the effects of catastrophe losses and/or reserve development should not be misconstrued as substitutes for the loss and/or combined ratios determined in accordance with GAAP.

Operating return on equity (“ROE”) is a non-GAAP measure. See end note (6) for a detailed explanation of how this measure is calculated. Operating ROE is based on non-GAAP operating income. In addition, the portion of shareholder equity attributed to unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is excluded. The company believes this measure is helpful in that it provides insight to the capital used by, and results of, the continuing business exclusive of interest expense, income taxes, and other non-operating items. These measures should not be misconstrued as substitutes for GAAP ROE, which is based on net income and shareholders’ equity of the entire company and without adjustments.

Endnotes

(1)

Operating income and operating income per diluted share are non-GAAP measures. Operating income (loss) before income taxes, as referenced in the results of the business segments, is defined as, with respect to such segment, operating income (loss) before interest expense and income taxes. These measures are used throughout this document. The reconciliation of operating income and operating income per diluted share to the closest GAAP measures, income from continuing operations and income from continuing operations per diluted share, respectively, is provided on the preceding pages of this news release. See the disclosure on the use of this and other non-GAAP measures under the heading “Forward-Looking Statements and Non-GAAP Financial Measures.”

(2)

Combined ratio, excluding catastrophes, and current accident year combined ratio, excluding catastrophes, are non-GAAP measures. These measures are used throughout this document. The combined ratio (which includes catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. A reconciliation of the GAAP combined ratio to the combined ratio, excluding catastrophes, and to the current accident year combined ratio, excluding catastrophes, is shown on the following page.

Three months ended
December 31, 2020
	Commercial Lines	Personal Lines	Total
Total combined ratio (GAAP)	91.5%	93.4%	92.4%
Less:
Prior-year reserve development ratio	(0.9)%	-	(0.5)%
Catastrophe ratio	1.5%	5.3%	3.0%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	90.9%	88.1%	89.9%

December 31, 2019
Total combined ratio (GAAP)	96.1%	96.5%	96.2%
Less:
Prior-year reserve development ratio	(1.7)%	2.2%	(0.1)%
Catastrophe ratio	4.1%	1.6%	3.1%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	93.7%	92.7%	93.2%

Year ended
December 31, 2020
Total combined ratio (GAAP)	95.8%	92.4%	94.4%
Less:
Prior-year reserve development ratio	(0.7)%	-	(0.3)%
Catastrophe ratio	4.9%	8.4%	6.3%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	91.6%	84.0%	88.4%

December 31, 2019
Total combined ratio (GAAP)	95.2%	96.3%	95.6%
Less:
Prior-year reserve development ratio	(1.1)%	1.5%	-
Catastrophe ratio	3.1%	4.7%	3.8%
Current accident year combined ratio, excluding catastrophe losses (non-GAAP)	93.2%	90.1%	91.8%

(3)

Core Commercial business provides commercial property and casualty coverages to small and mid-sized businesses in the U.S., generally with annual premiums per policy up to $250,000, primarily through the commercial multiple peril, commercial auto and workers’ compensation lines of business, as reported on pages 8 and 9 of the Fourth Quarter 2020 Financial Supplement. Price increases in Commercial Lines represent the average change in premium on renewed policies caused by the estimated net effect of base rate changes, discretionary pricing, inflation or changes in policy level exposure or insured risks. Rate increases in Commercial Lines represent the average change in premium on renewed policies caused by the base rate changes, discretionary pricing, and inflation, excluding the impact of changes in policy level exposure or insured risks.

	Three months ended			Three months ended
	December 31, 2020			December 31, 2019
($ in millions)	Core Commercial	Other Commercial	Total Commercial	Core Commercial	Other Commercial	Total Commercial
Net premiums written	$367.9	$282.2	$650.1	$369.8	$268.9	$638.7
Net premiums earned	$398.6	$285.1	$683.7	$396.6	$282.9	$679.5

	Year ended			Year ended
	December 31, 2020			December 31, 2019
($ in millions)	Core Commercial	Other Commercial	Total Commercial	Core Commercial	Other Commercial	Total Commercial
Net premiums written	$1,578.0	$1,155.1	$2,733.1	$1,580.1	$1,127.1	$2,707.2
Net premiums earned	$1,561.6	$1,121.7	$2,683.3	$1,550.0	$1,104.2	$2,654.2

(4)

Price increases in Personal Lines is the estimated cumulative premium effect of approved rate actions applied to policies available for renewal, regardless of whether or not policies are actually renewed. Accordingly, pricing changes do not represent actual increases or decreases realized by the company.

(5)

Current accident year loss and LAE ratio, excluding catastrophe losses, is a non-GAAP measure, which is equal to the loss and LAE ratio (“loss ratio”), excluding prior-year reserve development and catastrophe losses. The loss ratio (which includes losses, LAE, catastrophe losses and prior-year loss reserve development) is the most directly comparable GAAP measure. A reconciliation of the GAAP loss ratio to the current accident year loss ratio, excluding catastrophe losses, is shown on the following page.

Three months ended
December 31, 2020
	Commercial Lines	Personal Lines	Total
Total loss and LAE ratio	56.9%	65.0%	60.3%
Less:
Prior-year reserve development ratio	(0.9)%	-	(0.5)%
Catastrophe ratio	1.5%	5.3%	3.0%
Current accident year loss and LAE ratio, excluding catastrophes	56.3%	59.7%	57.8%

December 31, 2019
Total loss and LAE ratio	61.8%	69.3%	64.8%
Less:
Prior-year reserve development ratio	(1.7)%	2.2%	(0.1)%
Catastrophe ratio	4.1%	1.6%	3.1%
Current accident year loss and LAE ratio, excluding catastrophes	59.4%	65.5%	61.8%

Year ended
December 31, 2020
	Commercial Lines	Personal Lines	Total
Total loss and LAE ratio	61.4%	64.7%	62.8%
Less:
Prior-year reserve development ratio	(0.7)%	-	(0.3)%
Catastrophe ratio	4.9%	8.4%	6.3%
Current accident year loss and LAE ratio, excluding catastrophes	57.2%	56.3%	56.8%

December 31, 2019
Total loss and LAE ratio	60.6%	68.9%	64.0%
Less:
Prior-year reserve development ratio	(1.1)%	1.5%	-
Catastrophe ratio	3.1%	4.7%	3.8%
Current accident year loss and LAE ratio, excluding catastrophes	58.6%	62.7%	60.2%

(6)

Operating return on average equity (“operating ROE”) is a non-GAAP measure. Operating ROE is calculated by dividing annualized operating income after taxes for the applicable period (see under the heading in this news release “Non-GAAP Financial Measures” and end note (1)), by average shareholders’ equity, excluding unrealized appreciation (depreciation) on fixed maturity investments, net of tax, for the period presented. Total shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is also a non-GAAP measure.  Total shareholders’ equity is the most directly comparable GAAP measure, and is reconciled below. For the calculation of operating ROE, the average of beginning and each included quarter’s ending shareholders’ equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax, is used for the period as shown and reconciled in the tables below:

	Period ended
($ in millions)	December 31	March 31	June 30	September 30	December 31
	2019	2020	2020	2020	2020
Total shareholders' equity (GAAP)	$2,916.2	$2,736.6	$3,071.7	$3,155.0	$3,202.2
Less: net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	216.0	132.8	384.5	412.3	428.1
Total shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	2,700.2	2,603.8	2,687.2	$2,742.7	$2,774.1

Three months ended December 31, 2020
Average shareholders' equity (GAAP)					$3,178.6
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax					$2,758.4

Year ended December 31, 2020
Average shareholders' equity (GAAP)					$3,016.3
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax					$2,701.6

($ in millions)	Three months ended	Year ended
	December 31	December 31
Net Income ROE	2020	2020
Net income (GAAP)	$164.6	$358.7
Annualized net income*	$658.4	−
Average shareholders' equity (GAAP)	$3,178.6	$3,016.3
Return on equity	20.7%	11.9%
Operating Income ROE (non-GAAP)
Operating income after income taxes	$112.0	$355.0
Annualized operating income, net of tax*	$448.0	−
Average shareholders' equity, excluding net unrealized appreciation (depreciation) on fixed maturity investments, net of tax	$2,758.4	$2,701.6
Operating return on equity	16.2%	13.1%

*Net income and operating income after income taxes are calculated by taking three months ended December 31, 2020 net income and operating income after income taxes, respectively, and multiplying by four.

(7)	Here, and later in this document, the expense ratio is reduced by installment and other fee revenues for purposes of the ratio calculation.

(8)

The separate financial information of each operating segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned operating segments without consideration of interest expense on debt and on a pre-tax basis.